EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Friday, January 23, 2015

Contact:	Tom Cherry, President & CFO (804) 843-2360

C&F Financial Corporation

Announces New Board Member

West Point, VA -- C&F Financial Corporation (NASDAQ:CFFI) is pleased to announce the election of Thomas F. Cherry to the board of directors of C&F Financial Corporation (or C&F) and C&F Bank. Mr. Cherry’s election expands the C&F Board to nine directors, seven of whom are independent directors.

Mr. Cherry has been with C&F for 18 years and was recently named President of C&F and C&F Bank. He has served as Executive Vice President and Chief Financial Officer of C&F and C&F Bank since December 2004 and as Secretary of C&F and C&F Bank since 2002. He is a CPA and has a Bachelor of Science degree in Business Administration from Old Dominion University and a Master’s degree in Business Administration from the College of William & Mary.

“In connection with Tom’s recent promotion to President of C&F Financial Corporation and C&F Bank, it is fitting that he be appointed to the Board of Directors, where he already has years of experience as Secretary. His continued leadership will be of great value to our shareholders, customers and staff,” said Larry Dillon, Chairman and CEO.

About C&F

C&F Financial Corporation is the parent of C&F Bank, which was founded in 1927 in West Point, Virginia, and is one of the oldest independent community banking organizations headquartered in Virginia. C&F Bank provides full-service banking to the eastern region of Virginia with 25 branch locations including the counties of Powhatan, Chesterfield, Cumberland, Middlesex, James City, New Kent, Hanover and Henrico, as well as the town of West Point and the cities of Williamsburg, Newport News, Hampton and Richmond.

C&F Bank offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 16 offices located in Virginia, Maryland and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Missouri, New Hampshire, New Jersey, North Carolina, Ohio, Pennsylvania, Texas and West Virginia through its offices in Virginia, Tennessee and Maryland.

Additional information is available on C&F's website at www.cffc.com.

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